Exhibit 10.10
ADIENT PLC
NON-EMPLOYEE DIRECTORS COMPENSATION SUMMARY
AND OWNERSHIP GUIDELINES
as Amended and Restated Effective as of October 1, 2026 (the “Effective Date”)

I.    Non-Employee Director Compensation. Compensation for non-employee members of the Board of Directors (the “Board”) of Adient plc (“Adient”) consists of the payment of:
(i)    a retainer at the annual rate of USD $320,000 to each non-employee director in the form of USD $145,000 in cash (the “Cash Retainer Amount”) and restricted share units relating to ordinary shares of Adient (“RSUs”) with a grant date fair value of USD $175,000 (the “Equity Retainer Amount”);
(ii)    a fee to each non-employee committee chair and successor chair (each “Committee Chair”) in cash at the annual rate of (x) USD $30,000 to the Committee Chair of the Audit Committee; (y) USD $25,000 to the Committee Chair of the Human Capital and Compensation Committee; and (z) USD $20,000 to the Committee Chair of the Corporate Governance Committee (each a “Committee Chair Fee”);
(iii)    during any time in which there is a non-employee chair of the Board (a “Board Chair”), a Board Chair fee at the annual rate of USD $180,000 in the form of USD $90,000 in cash (the “Board Chair Cash Fee Amount”) and RSUs with a grant date fair value of USD $90,000 (the “Board Chair Equity Fee Amount”) to such Board Chair and any successor Board Chair, provided that the Board Chair shall not also receive a Committee Chair Fee as described above; and
(iv)    during any time in which there is a non-employee lead director of the Board (a “Lead Director”), a Lead Director fee at the annual rate of USD $30,000 in cash to such Lead Director and any successor Lead Director (the “Lead Director Fee”), provided that the Lead Director shall not also receive a Committee Chair Fee as described above.
II.    Payment of the Equity Retainer Amount and the Board Chair Equity Fee Amount. Adient will grant RSUs for the Equity Retainer Amount to each non-employee director then in office, and will grant RSUs for the Board Chair Equity Fee Amount to any Board Chair then serving, on (or as soon as practicable following) the date of each annual general meeting of shareholders (“AGM”), subject to the following:
(i)    Director Retirement as of the AGM. If a director is retiring from the Board as of the date of such AGM, then the director will not be entitled to be granted the Equity Retainer Amount or the Board Chair Equity Fee Amount.
(ii)    Director Retirement Intention Announcement. If as of the date of such AGM a director has announced his or her intention to retire from the Board prior to the next AGM, then, rather than being granted the full Equity Retainer Amount or the Board Chair Equity Fee Amount, the director will be granted RSUs with an aggregate grant date fair value of (x) the number of days between such AGM and the intended effective date of the director’s retirement
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divided by (y) 365, multiplied by the Equity Retainer Amount or the Board Chair Equity Fee Amount, as applicable, representing compensation for the period of the director’s service from the AGM until the intended effective date of the director’s retirement.
(iii)    Director Departure Before Next AGM. If, after being granted the full Equity Retainer Amount or the full Board Chair Equity Fee Amount following an AGM, a director leaves the Board for any reason prior to the next AGM (other than as a result of death, disability or pursuant to an announced retirement as contemplated by the preceding paragraphs), then such director shall forfeit a pro-rata portion of such Equity Retainer Amount or Board Chair Equity Fee Amount equal to the quotient of (x) the number of days in the period from the effective date of the director’s departure from the Board to the anniversary of the date of the preceding AGM divided by (y) 365.
(iv)    Director Appointment Between AGMs. If a director is appointed as a director between AGMs, then, in addition to the RSUs granted for the full Equity Retainer Amount granted at the first AGM following the director’s appointment, the director will be entitled to be granted additional RSUs upon or as soon as reasonably practicable after the effective date of the director’s appointment with an aggregate grant date fair value equal to (x) the number of days in the period from the effective date of the director’s appointment or election to the Board through such first AGM (or, if the date of such meeting is not known, through the anniversary of the date of the preceding AGM) divided by (y) 365, multiplied by the Equity Retainer Amount, representing compensation for the period of the director’s service from the director’s appointment as a director until such AGM.
(v)    Board Chair Appointment Between AGMs. If a director is appointed as Board Chair between AGMs, then, in addition to the RSUs granted for the full Board Chair Equity Fee Amount paid at the first AGM following the director’s appointment as Board Chair, the director will be entitled to be granted additional RSUs upon or as soon as reasonably practicable after the effective date of the director’s appointment with an aggregate grant date fair value equal to (x) the number of days in the period from the effective date of the director’s appointment or election to the Board through such first AGM (or, if the date of such meeting is not known, through the anniversary of the date of the preceding AGM) divided by (y) 365, multiplied by the Board Chair Equity Fee Amount, representing compensation for the period of the director’s service from the director’s appointment as a director until such AGM.
The RSUs shall be granted under the Adient plc 2021 Omnibus Incentive Plan, as in effect from time to time and will be subject to the terms and conditions set forth in an RSU award agreement under such Plan, including settlement in ordinary shares of Adient plc on the first anniversary of the grant date of such RSUs.

III.    Payment of the Cash Retainer Amount and the Committee Chair Fee, Board Chair Cash Fee Amount or Lead Director Fee. Adient will pay the Cash Retainer Amount and the Committee Chair Fee, Board Chair Cash Fee Amount or Lead Director Fee in the form of an annual payment in advance, as soon as practicable after the date of each AGM. Payment of the Cash Retainer Amount, the Committee Chair Fee, the Board Chair Cash Fee Amount and the Lead Director Fee is subject to the following:
(i)    Director Retirement as of the AGM. If a director is retiring from the Board as of the date of such AGM, then the director will not be entitled to receive any Cash Retainer Amount nor any Committee Chair Fee, Board Chair Cash Fee Amount or Lead Director Fee.
(ii)    Director Retirement Intention Announcement. If as of the date of such AGM a director has announced his or her intention to retire from the Board prior to the next AGM, then, rather than receiving the full Cash Retainer Amount and, if applicable, the full Committee Chair Fee, Board Chair Cash Fee Amount or Lead Director Fee, the director will receive a cash payment equal to (x) the number of days between such AGM and the intended effective date of the director’s retirement divided by (y) 365, multiplied by the sum of (a) the Cash Retainer Amount and, if applicable, (b) the Committee Chair Fee, the Board Chair Cash Fee Amount or the Lead Director Fee, representing payment for the period of the director’s service from the AGM until the intended effective date of the director’s retirement.
(iii)    Director Departure Before Next AGM. If, after receiving the full Cash Retainer Amount, and, if applicable, the full Board Chair Cash Fee Amount or Lead Director Fee, following an AGM, a director leaves the Board for any reason prior to the next AGM (other than as a result of death, disability or pursuant to an announced retirement as contemplated by the preceding paragraphs), then such director shall reimburse Adient for a pro-rata portion of such amounts by paying to Adient in cash an amount equal to (x) the quotient of (i) the number of days in the period from the effective date of the director’s departure from the Board to the anniversary of the date of the preceding AGM divided by (ii) 365, multiplied by (y) the sum of (1) the Cash Retainer Amount and, if applicable (2) the Committee Chair Fee, the Board Chair Cash Fee Amount or the Lead Director Fee, as applicable.
(iv)    Director Appointment Between AGMs. If a director is either elected or appointed to the Board or is appointed as a Committee Chair (or successor to a Committee Chair), Board Chair (or successor to a Board Chair) or Lead Director (or successor to a Lead Director) between AGMs, then in addition to receiving the full Cash Retainer Amount and, if applicable, the full Committee Chair Fee, Board Chair Cash Fee Amount or Lead Director Fee at the first AGM following such election or appointment, such director will be entitled to receive upon or as soon as reasonably practicable after the effective date of such election or appointment a prorated amount of the Cash Retainer Amount or any Committee Chair Fee, Board Chair Cash Fee Amount or Lead Director Fee with such amount to be determined in the manner set forth below, as applicable:
a.    Cash Retainer Amount: The non-employee director shall receive a cash amount equal to (x) the quotient of (i) the number of days in the period from the effective date of the director’s appointment or election to the Board through such first AGM (or, if the date of such meeting is not known, through the anniversary of the date of the preceding AGM) divided by (ii) 365, multiplied by (y) the full Cash Retainer Amount; and
b.    Committee Chair Fee, Board Chair Cash Fee Amount or Lead Director Fee: The non-employee director shall receive a cash amount equal to (x) the quotient of (i) the number of days in the period from the effective date of the director’s appointment or election through such first AGM (or, if the date of such meeting is not known, through the anniversary of the date of the preceding AGM) divided by (ii) 365, multiplied by (y) the full Committee Chair Fee for a Committee Chair, the full Board Chair Cash Fee Amount for the Board Chair or the full Lead Director Fee for the Lead Director.
IV.    Meeting Attendance Fees. Adient will not pay any additional fees for attendance at meetings of the Board or any committee.
V.    Expense Reimbursement. Adient will also reimburse non-employee directors for any reasonable expenses related to their service on the Board.
VI.    Withholding. Adient shall be entitled to withhold from the Cash Retainer Amount of each director an amount necessary to satisfy any tax withholding obligations with respect to the director’s Cash Retainer Amount, and Equity Retainer Amount and Board Chair Equity Fee Amount, if applicable, and, if the Cash Retainer Amount is not sufficient to satisfy such tax withholding obligations, Adient shall be entitled to withhold from the Equity Retainer Amount or the Board Chair Equity Fee Amount any additional amount required, provided that the amount withheld with respect to the Equity Retainer Amount or the Board Chair Equity Fee Amount may not exceed the total maximum statutory tax rates associated with the transaction to the extent necessary to avoid adverse accounting treatment. Notwithstanding the foregoing or anything to the contrary in this document, in the event Adient is required to withhold any taxes or other amounts as a result of any payment hereunder, Adient may satisfy such tax obligations by withholding from the Cash Retainer Amount, the Equity Retainer Amount, or any other amount owed by Adient to the applicable director the amount needed to satisfy any withholding obligations, provided that the amount withheld with respect to the Equity Retainer Amount or the Board Chair Equity Fee Amount may not exceed the total maximum statutory tax rates associated with the transaction to the extent necessary to avoid adverse accounting treatment.
VII.    Ownership of Adient Ordinary Shares. All non-employee directors are required to hold an amount of Adient ordinary shares equal to five times the Cash Retainer Amount within five years of being elected or appointed to the Board. No non-employee director may sell Adient ordinary shares received or acquired as a director until the ownership requirement is met (unless the sale is conducted to fund any applicable tax consequence as a result of the vesting of an equity award). Additionally, once a non-employee director has met the share ownership requirement, then the director will be deemed to be in compliance for the remainder of their term as director as long as the number of shares owned by the director does not fall below the level at which the share ownership requirement was met. Solely for purposes of this ownership requirement, any non-employee director holding RSUs shall be deemed to hold an equivalent number of Adient ordinary shares.